UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 27, 2009
COINSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1800 – 114th Avenue SE
BELLEVUE, WA 98004

(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (425) 943-8000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 27, 2009, Coinstar, Inc. (“Coinstar”) increased the size of its board of directors (the “Board”) by one member to nine members and filled the new vacancy by appointing Mr. Daniel W. O’Connor as a director, effective immediately, with an initial term expiring at Coinstar’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”). The Board is expected to nominate Mr. O’Connor for another term as director at the 2009 Annual Meeting. This appointment fulfills a committment Coinstar made last year to add a shareholder representative to the Board.
     Mr. O’Connor, 53, currently serves as president and chief executive officer of the Retailnet Group, LLC, an advisory firm, positions he has held since he founded the company in January 2008. In 1988, Mr. O’Connor founded Management Ventures, Inc., a research firm focused on large-scale retailers, and served as its president and chief executive officer until July 2004. when he became its non-executive chairman until April 2006. Mr. O’Connor has also served as the managing director of Front 4 Ventures, a venture capital and private equity advisory firm, since January 2006. Mr. O’Connor is a certified public accountant (inactive).
     Mr. O’Connor will receive the standard compensation received by Coinstar non-employee directors. The standard compensation arrangements received by Coinstar non-employee directors are generally as described in Coinstar’s definitive proxy statement on Schedule 14A filed on April 29, 2008 with the Securities Exchange Commission. The Board has not yet determined if Mr. O’Connor will serve on any of Coinstar’s Board committees.
     Coinstar issued a press release on March 4, 2009. The full text of the press release is attached hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by Coinstar, Inc., dated March 4, 2009

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.
Date: March 4, 2009	By:	/s/ Donald R. Rench
Donald R. Rench
General Counsel and Secretary

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